Exhibit 99.1

MIC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet	+1 212 231 1000 +1 212 231 1828 www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC ANNOUNCES COMPLETION OF REORGANIZATION INTO LIMITED LIABILITY COMPANY

NEW YORK, September 22, 2021 - Macquarie Infrastructure Holdings, LLC (NYSE: MIC) (the “Company”), today announced the completion of a previously approved corporate reorganization. As a result of the reorganization, Macquarie Infrastructure Corporation is now a subsidiary of Macquarie Infrastructure Holdings, LLC, a limited liability company treated as a partnership for tax purposes.

At the close of trading on September 22, 2021, shareholders of Macquarie Infrastructure Corporation will become unitholders of Macquarie Infrastructure Holdings, LLC on a one-for-one basis without an exchange of certificates. Commencing September 23, 2021, units of Macquarie Infrastructure Holdings, LLC will trade on the New York Stock Exchange under the same symbol (NYSE: MIC) and with the same CUSIP number (55608B105) as previously associated with shares of Macquarie Infrastructure Corporation.

As part of the reorganization, the businesses comprising the Company’s MIC Hawaii segment were distributed to and became a direct subsidiary of Macquarie Infrastructure Holdings, LLC. For tax purposes, the distribution was deemed to be a sale of MIC Hawaii and unitholders were deemed to have received a distribution of the fair market value of MIC Hawaii. The fair market value has been estimated to be $3.25 per unit of which an estimated $1.79 per unit has been characterized as a dividend. No cash will be distributed to unitholders.

A final determination of the fair market value of the businesses of MIC Hawaii will be made following the closing of the sale of the Company’s Atlantic Aviation business. The proportion of fair market value characterized as a dividend will be determined with finality following the calculation of full year 2021 tax year earnings and profits in January of 2022.

About MIC

MIC owns and operates businesses providing basic services to customers in the United States. Its businesses consist of an airport services business, Atlantic Aviation, and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors Jay A. Davis Investor Relations MIC +1 212-231-1825	Media Lee Lubarsky Corporate Communications MIC +1 212-231-2638